Exhibit 28(a)(4) under Form N-1A

Exhibit 3(i) under Item 601/Reg. S-K

FEDERATED U.S. GOVERNMENT SECURITIES FUND: 2-5 YEARS

Amendment No. 10

To the Amended & Restated

DECLARATION OF TRUST

Dated May 19, 2000

THIS Declaration of Trust is amended as follows:

Delete the first paragraph of Section 5 in Article II from the Declaration of Trust and substitute in its place the following:

Section 5. Establishment and Designation of Series or Class.

Without limiting the authority of the Trustees set forth in Article XII, Section 8, inter alia, to establish and designate any additional Series or Class or to modify the rights and preferences of any existing Series or Class, the Series and Classes shall be and are established and designated as

Federated U.S. Government Securities Fund: 2-5 Years

Class R Shares

Institutional Shares

Service Shares

The undersigned hereby certify that the above stated Amendment is a true and correct Amendment to the Declaration of Trust, as adopted by the Board of Trustees on the 13th day of May, 2011, to become effective on September 30, 2011.

Witness the due execution this 23rd day of August, 2011.

/s/ John F. Donahue	/s/ Charles F. Mansfield, Jr.
John F. Donahue	Charles F. Mansfield, Jr.

/s/ Nicholas P. Constantakis	/s/ R. James Nicholson
Nicholas P. Constantakis	R. James Nicholson

/s/ John F. Cunningham	/s/ Thomas M. O’Neill
John F. Cunningham	Thomas M. O’Neill

/s/ J. Christopher Donahue	/s/ John S. Walsh
J. Christopher Donahue	John S. Walsh

/s/ Maureen Lally-Green	/s/ James F. Will
Maureen Lally-Green	James F. Will

/s/ Peter E. Madden
Peter E. Madden